EXHIBIT 10.7

COMMERCIAL LEASE

THIS COMMERCIAL LEASE ("Lease") effective as of the 1st day of September, 2011 is granted by BRISTLECONE ENTERPRISES, LLC., 1244 No. Main Suite B-105, Tooele, Utah, 84074 ("Lessor"), to Gold Standard Ventures Corp, PO Box 1897, Elko, NV, 89803 (Lessee") for the consideration and upon the terms and conditions set forth below.  Lessor and Lessee may collectively be referred to as "parties" or singularly referred to as "party."

1.  GRANT OF LEASE.  Lessor, for and in consideration of the rent to be paid by Lessee to Lessor and the covenants and conditions hereinafter set forth, hereby leases to Lessee certain warehouse/office space located at 2135 Industrial Way, Suite A, Elko, Nevada, 89801, : consisting of approximately 6,000 square feet ("Leased Premises"). This Lease grants the right of ingress and egress to and from the Leased Premises.

2.  TERM.  This Lease shall commence on the 1st day of September, 2011and terminate at midnight on the 30th day of August, 2014.  This lease will have one (1) year option to continue the lease with a sixty (60) day notice to Lessor prior to end of lease. If the Lessee notifies Lessor for a one (1) year option, escalation of rent would be to Four Thousand Five Hundred Dollars ($4,500.00) plus 3 percent for taxes and inflation, or an amount that would be negotiated at the time.

3.  RENT.  A monthly rent of Four Thousand Four Hundred Dollars ($4,400.00) for the initial term. Monthly rent will be paid in advance on or before the 10th  day of each month during · the term of this lease.

4. USE.  Lessee shall not make or suffer any unlawful use or occupancy of the Lease Premises contrary to any law of Nevada or any ordinance of the city or county of Elko.  Lessee shall use the Leased Premises as a general purpose office, and warehouse and storage.

5.  ALTERATIONS.  Except as expressly provided in this section, no permanent changes or additions shall be made to the Lease Premises without the prior consent of the Lessor , which consent shall not be unreasonably withheld.  Any additions, fixtures, or improvements constructed or installed in or on the Leased Premises that do not constitute a permanent part thereof and which can be removed without substantial damage to the Leased Premises may be removed by  Lessee upon termination of this Lease.  Any permanent additions, fixtures or improvements constructed or installed in or on the Leased Premises shall remain in or on the Leased Premises and shall be deemed the property of the Lessor.  Any substantial damage caused by Lessee's removal of fixtures or improvements shall be repaired by Lessee at Lessee' expense.  Lessee shall have the right to install a reasonable number of signs, of reasonable size, bearing Lessee's name.

6. UTILITIES.  Lessee shall promptly pay all charges against the Leased Premises natural gas, electric, water, sewer, and telephone services and other services used by and billed Lessee.

7.  REPAIRS.  Lessor represents the building in an as is condition. Lessor, at its sole cost and expense, will maintain the exterior shell of the Leased Premises (including without limitation the roof, structure, and foundation) and parking lot in such repair as the same is at the commencement of this Lease, with the exception of damage caused by the negligent or willful and wanton act or failure to act of Lessee.  Lessor agrees that Lessee may make emergency repairs to the exterior of the Leased Premises as Lessee may reasonably deem necessary for safety and health considerations, and Lessee may deduct the reasonable costs of repairs to the exterior shell of the Leased Premises from future rental payments.  Lessee will not proceed any emergency repairs without diligently attempting to advise Lessor or Lessor's designated agents of the work to be undertaken.

8. ASSIGNMENT.  Lessee shall not assign or sublet any part of the Leased Premises. Approval of a sublease shall not be unreasonably withheld.

9. LESSOR'S ACCESS TO LEASED PREMISES.     Upon twenty-four (24) hours' prior notice to Lessee, Lessor may enter the Leased Premises during regular business hours to make all necessary or reasonable repairs, or to show the Leased Premises to persons who may wish to buy the Leased Premises or, within a one-month period prior to the termination of this Lease, to show the Leased Premises to persons who may wish to lease the Leased Premises.

10. LESSOR'S WARRANTIES.  Lessor warrants and represents that:

(a)	Lessor has good and marketable title to the Leased Premises;

(b)	Lessor has the right and authority to grant this Lease and to execute and perform all of the terms and conditions thereof;

(c)	Lessor has the unencumbered right to receive all rentals and no third party creditor, lien holder or mortgage has any right to receive all or any portion of such payments.

Lessor agrees that Lessee, upon paying the rent and performing the other covenants of this lease, shall peaceably and quietly have, hold, and enjoy the Leased Premises for the term this lease.

11. DEFAULT.  If Lessee shall neglect or fail to perform and observe any covenant of this lease, except failure to pay money to Lessor, and if within thirty (30) days after receipt of written notice of default from Lessor, Lessee fails to cure or diligently commence to cure such default, then Lessor may, immediately or at any time thereafter, and without notice or demand, take possession of the Leased Premises and this Lease shall thereupon terminate.

If Lessee shall default in the payment of any moneys due under this Lease, and if within ten (10) days after receipt of written notice default from Lessor, Lessee fails to cure such default Lessor may, immediately or at any time thereafter, and without notice or demand, take possession Leased Premises and this Lease shall thereupon terminate.

12. DESTRUCTION OF LEASED PREMISES.  If during the term of this lease the Leased Premises or any part hereof shall be destroyed or damaged by fire or other casualty not due to the negligent or willful and wanton act or failure to act of Lessee, so as to be unfit for occupancy and use, and so that the Leased Premises cannot be rebuild or restored by Lessor within thirty (30) days thereafter, then this lease shall terminate.  Upon such termination, Lessor shall promptly refund to Lessee all rental payments made by Lessee for that portion of the Lease remaining on the date of such termination.  If the Leased Premises can be fully rebuilt or within thirty (30) days, Lessor will at its own expense and with due diligence so rebuild or restore the Leased Premises.  Pending complete and satisfactory repair of the Leased Premises, Lessee shall pay monthly rentals in an amount proportional to the area of the Leased Premises that continues to be reasonably and practically suitable for Lessee's purpose.

13. EMINENT DOMAIN.  If the whole or any part of the leased premises shall be taken by the city or state or other public authority for any public use, then at the election of Lessee, which shall be given in writing, this lease shall terminate from the time when possession of the whole or of any part so taken shall be required for such public use.  If Lessee does not elect to terminate this lease, the obligations and liabilities of Lessee shall continue in all respects notwithstanding such taking for public use, and the rents, properly apportioned for the space available for use and occupancy by Lessee, shall continue to be paid.  If the Lessor receives compensation from the public authority for any public taking of the Leased Premises, Lessee shall be entitled to receive from Lessor that portion of such compensation attributed to Lessee's leasehold interest in the Leased Premises and any additions, fixtures or improvements constructed or installed in or on the leased premises.

14. INSURANCE.  Lessee will provide liability insurance in the amount shown on the attached. Lessor will to maintain adequate fire insurance for the structure of the Leased adequate liability insurance and any other standard insurance, and to provide lessor with evidence of all such insurance upon execution of this lease. Lessors liability for Lessee's personal property, including but not limited to fixtures and improvements, shall be limited to the extent of insurance coverage, which coverage shall be maintained at its present or greater monetary limits throughout the term of this lease.

15. TAXES.  Lessor agrees to pay the property taxes assessed against the Leased Premises at all times during the term of this lease.  Lessee shall pay any property tax assessed against Lessees personal property.

16. SALE BY LESSOR. If during the term of this lease Lessor sells the Leased Premises, such sale shall be made subject to the rights of Lessee under the terms of this lease.

17. NOTICES.  Any notices of other instrument required or desired to be given under tills lease shall be effective when written notice is personally delivered to the other Party, transmitted via fax machine or electronic mail, deposited in the United States mail (certified return receipt requested or registered) with postage thereon fully paid, or delivered to a reputable overnight courier service.  The addresses to which any such notice or instrument shall be sent as follows:

LESSOR:	LESSEE:

Bristlecone Enterprises, LLC	Gold Standard Ventures Corp.
1244 North Main, STE B-105	P.O. Box 1897
Tooele, UT 84074	Elko, NV, 89803

Attn: Gary Griffith	Attn: David Mathewson
435-830-2550	Cell: 775-287-0969
Fax 435-882-0062	Office:775-738-9572
gary@cgconst.net

Either Party may change its address by giving written notice to the other party.

18. WAIVER. The failure of Lessor or of Lessee to seek redress or violation, or to insist upon the strict performance of any covenant or condition of tills Lease, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.

19. INDEMNITIES.  Each Party shall indemnify the other from and against any liability for injury, loss accident, or damage to any person or property, and from any claims, actions, proceedings and costs in connection therewith, including reasonable attorney's fees, arising from the negligent, wanton, or willful act or omission of the other arising from any use made of or things done or occurring on the Leased Premises.  These indemnities are limited by the provisions of Section 14 of tills lease.

20.  SEVERABILITY. In the event that any court or administrative body of competent jurisdiction determines that any part, term, or provision of tills lease is unenforceable, illegal, or in conflict with any federal, state, regional, or county law, the Parties shall petition (or shall hereby be deemed to have petitioned) such court or administrative body to reform such part, 1 term, or provision in such a way as to carry out the intent of the Parties to the extend permissible under such law.  Provided, however, that if the court or administrative body declines to so act, then such part, term, or provision shall be considered severable from the rest of this lease, and the remaining provisions of the lease shall not be thereby affected, and tills lease shall be construed and enforced as if tills lease did not contain such part, term, or provision.

21. BINDING EFFECT/APPLICABLE LAW, All covenants, conditions, and terms, of this lease shall be of benefit to and run with the Leased Premises and shall bind and inure to the benefit of the Parties, their respective heirs, successors, personal representatives, subsidiaries, affiliates, including any business entitity of which the majority of the equity is owned directly or indirectly by Lessor or Lessee or their partners, principals, officers and assigns. This Lease shall be construed and enforced in accordance with the laws of the State of Nevada. The place of making this lease is Elko, Nevada.

IN WITNESS WHEREOF, the Parties have signed this lease effective the day and year first above written.

LESSOR:	LESSEE:

Bristlecone Enterprises, LLC	Gold Standard Ventures Corp.

BY /s/ Gary M. Griffith	BY /s/ David Mathewson

NAME Gary M. Griffith	NAME David Mathewson
ITS Managing Member	ITS

DATE August 18, 2011	DATE August 16, 2011